CERTIFICATE OF DESIGNATION

                                       OF

              SERIES B 12% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       OF

                        -------------------------------

                           JD AMERICAN WORKWEAR, INC.
                            (a Delaware corporation)

                        -------------------------------

          (Pursuant to Section 151(g) of the General Corporation Law
                           of the State of Delaware)


      JD American Workwear, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY
THAT:

      FIRST:   The Corporation was incorporated in the State of Delaware on
January 19, 1994.

      SECOND: Pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, as amended (the "Certificate"), and Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the following resolutions were duly adopted by unanimous written consent of the Board dated April 7, 1998, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or Bylaws of the Corporation or any certificate of designation filed by the Corporation pursuant to Section 151 of the DGCL:

      RESOLVED, that pursuant to authority vested in the Board by the Certificate and Section 151 of the DGCL a series of Preferred Stock of the Corporation to be known as "Series B 12% Cumulative Convertible Preferred Stock" is hereby established and provided for and the Board of Directors hereby fixes, states and expresses the powers, designation, preferences and relative, participating, optional and other special rights of such series and the qualifications, limitations or restrictions of such series, as follows:

      I. Designation. The Board of Directors does hereby provide for the issuance of a new series of Preferred Stock of the Corporation, to be designated and known as Series B 12% Cumulative Convertible Preferred Stock (the "Series B Preferred Stock").

      II. Number of Shares. The number of shares constituting the Series B Preferred Stock shall be and the same are hereby fixed at 3,200.

      III. Capital. For the purpose of Section 154 of the DGCL the amount to be represented as capital for each share of Series B Preferred Stock is and shall at all times be $1,000.

      Section 1.  Definitions.

            (a) For purposes of this Certificate of Designation, the following definitions shall apply:

            "Affiliate" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with, the indicated Person; and "control" means the power to influence the management or policies of the indicated Person.

            "Board" shall mean the Board of Directors of the Corporation.

            "Business Day" shall mean a day which is not a Saturday, Sunday or legal holiday on which banking institutions in New York are authorized to close.

            "Common Stock" shall mean the common stock, par value $.002 per share, of the Corporation.

            "Common Stock's Fair Market Value" shall mean, as of any date, the fair market value of a share of Common Stock on such date. Such fair market value on a date shall mean (i) if shares of the Common Stock are listed on a national securities exchange, the average of the closing prices as reported for composite transactions during the 20 consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if shares of the Common Stock are traded on the Nasdaq National Market ("NMM"), the average of the closing prices as reported on the NMM during the 20 consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on the NMM ; or (iii) if the shares of the Common Stock are not traded on a national securities exchange or the NMM but are otherwise traded over-the-counter, the arithmetic average (for consecutive trading days) of the mean between the highest bid and lowest asked prices as of the close of business during the 20 consecutive trading days preceding the trading day immediately prior to such date as quoted on the National Association of Securities Dealers Automated Quotation system or an equivalent generally accepted reporting service.

            "Corporation" shall mean JD American Workwear, Inc., a Delaware corporation.

            "Designated Common Stock's Fair Market Value" means, as of any date, the product of (i) 0.75 multiplied by, (ii) the Common Stock's Fair Market Value on such date.

            "Dividend Rate" means (i) the Standard Dividend Rate unless the Corporation is in arrears at least six months in the payment of all or any portion of the Redemption Price of any shares of Series B Preferred Stock, and
(ii) during any period in which the Corporation is in arrears at least six months in the payment of all or any portion of the Redemption Price, the Standard Dividend Rate plus and additional 2% per annum for each full six-month period in which any such arrearage exists up to a maximum rate of 16%. Such increased rate shall be reduced to the Standard Dividend Rate upon the Company curing the existence of arrearge; provided, however, that such reduction back to the Standard Dividend Rate shall apply only prospectively and only during such period that the Company is not in arrears.

            "Dividend Warrant" means a ten-year warrant to purchase Common Stock at a price of $0.01 per share, the form of which is appended as Annex C to the Purchase Agreement.

            "GAAP" means United States generally accepted accounting principles applied on a basis consistent with all prior periods.

            "Holders of a Majority of the Series B Preferred Stock" means any Person or Persons holding, beneficially or of record, a Majority of the Series B Preferred Stock.

            "Indebtedness" of the Company or any Subsidiary means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, (iii) all obligations of such Person under a lease that would be treated as a "capital lease" under GAAP, (iv) all obligations of such Person as lessor under a sale/leaseback agreement, (v) all obligations of such Person evidenced by a promissory note, bond, debenture or similar written obligation to pay money, and (vi) all obligations that are secured by a Lien (other than a Permitted Lien) on any property or asset owned by such Person whether or not such Person has assumed responsibility for such obligations; provided that obligations between the Company and any of its wholly-owned Subsidiaries or between any such wholly-owned Subsidiaries shall not constitute "Indebtedness". "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of this Certificate of Designation, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset. "Permitted Lien" means (i) any Lien securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals or any similar Lien arising under law and not under contract or (ii) any Lien consisting of a deposit or pledge made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation; provided, that in the case of (i) and (ii), either (a) the obligation secured by such Lien is not yet due, or (b) the obligation is being contested in good faith by appropriate proceedings and an appropriate reserve has been established therefor.

            "Investment Value" of any share of Series B Preferred Stock means, as of any date, the sum of (i) the Per Share Amount, plus (ii) the amount of any unpaid dividends on such share added to the Investment Value of such share on any Dividend Reference Date pursuant to Section 2(a); and in the event of any liquidation, dissolution or winding up of the Corporation, within the meaning of Section 3, or a merger, consolidation or other transaction involving the Corporation described in Section 4, or the redemption of such share, unpaid dividends on such share, whether or not earned or declared, will be added to the Investment Value of such share on the payment or distribution date under
Section 3 or 4, as the case may be, or on the Redemption Date (as defined in Section 5), as the case may be, calculated cumulatively on a daily basis to the close of business on such payment date, distribution date, or Redemption Date, as the case may be.

            "IRR" means, as of any date, that rate of return which is that discount rate compounded annually which, when applied to all cash flows from and to a holder of Series B Preferred Stock in respect of its Series B Preferred Stock up to and including the date such calculation is made, produces a net present value of those cash flows equal to zero. IRR shall be calculated using the internal rate of return function of Microsoft Excel 5.0, absent manifest error.

            "Junior Stock" shall mean the Series A Preferred Stock and the Common Stock and all other shares of capital stock of the Corporation, whether presently outstanding or hereafter issued, other than Series B Preferred Stock.

            "Majority of the Series B Preferred Stock" shall mean more than 50% of the outstanding shares of Series B Preferred Stock.

            "Original Issue Date" shall mean the first date on which shares of Series B Preferred Stock are issued.

            "Per Share Amount" means $1,000.

            "Person" means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

            "PIK Period" means the two-year period commencing with the Original Issue Date.

            "Purchase Agreement" means the Securities Purchase Agreement between the Corporation and ULLICO dated as of April 9, 1998, as the same may be amended and restated from time to time.

            "Series A Certificate of Designation" means the Certificate of Designation of the Series A Preferred Stock filed with the Delaware Secretary of State on April 9, 1998.

            "Series A Preferred Stock" shall mean the Series A 10% Mandatorily Convertible Preferred Stock, par value $.001 per share, of the Corporation.

            "Series B Preferred Stock" shall mean the Series B 12% Cumulative Convertible Series B Preferred Stock, par value $.001 per share, of the Corporation.

            "Standard Dividend Rate" means 12% per annum.

            "Subsidiary" means, with respect to the Corporation, any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation or a Subsidiary of the Corporation.

            "ULLICO" means The Union Labor Life Insurance Company, a Maryland corporation.

            "Voting Stock" shall mean any shares having general voting power in electing the Board (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason or the happening of any contingency). The Common Stock, the Series A Preferred Stock and the Series B Preferred Stock are Voting Stock.

            (b) Unless otherwise expressly provided herein, all references in this Certificate of Designation to accounting items (e.g., net income, current assets, current liabilities, liabilities and stockholders' equity) shall mean such items determined in accordance with GAAP.

      Section 2.  Dividends.

            (a)   Right to Dividends.

                  (i) The holders of record of the Series B Preferred Stock shall be entitled to receive, when and as declared by the Board, and out of any funds legally available therefor, cumulative cash dividends at the rate and in the manner provided herein in preference to the payment of dividends on any Junior Stock. Dividends on the Series B Preferred Stock shall accumulate and accrue on each such share from the date of its original issue and shall accumulate and accrue from day to day thereafter, whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current semi-annual dividend period, at the rate specified herein, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for any Junior Stock. Any accumulation of dividends on the Series B Preferred Stock shall not bear interest. Dividends shall accumulate and accrue on each share of Series B Preferred Stock from the Original Issue Date and shall not be affected by the transfer of shares of Series B Preferred Stock thereafter or the cancellation and issuance or reissuance of certificates evidencing such shares.

                  (ii) Dividends will be calculated cumulatively on a daily basis on each share of Series B Preferred Stock at the Dividend Rate per annum on the Investment Value thereof. To the extent not paid on any May 31 or November 30 of any year (each a "Dividend Reference Date"), commencing May 31, 1998, all dividends which have been calculated on each share of Series B Preferred Stock then outstanding during the six-month period (or other period in the case of the first Dividend Reference Date) ending on such Dividend Reference Date, whether or not earned or declared, will be added to the Investment Value of such share and will remain a part thereof until such dividends are paid. If any Dividend Reference Date is not a Business Day, the dividend otherwise due on such date shall be paid on the next following Business Day (and this extension shall be included in the determination of such dividend payment).

                  (iii) Notwithstanding the cash dividend requirement of
Section 2(a)(i), during the PIK Period the Corporation at its option may make any semi-annual dividend payment on the Series B Preferred Stock by issuing additional shares of Series B Preferred Stock (a "PIK Dividend") to the holders of all then outstanding Series B Preferred Stock, with each share of Series B Preferred Stock to be issued in payment of a PIK Dividend being valued, for this purpose, at $1,000 per share; provided, that concurrently with each PIK Dividend the Corporation shall issue to the holders of Series B Preferred Stock, ratably in proportion to the number of shares held, Dividend Warrants representing the right to purchase an aggregate of 53,388 shares of Common Stock (appropriately increased to adjust for the effect of anti-dilution provision of the Series A Preferred Stock); provided, however, that Dividend Warrants shall only be issued in connection with the payment of PIK Dividends on the Series B Preferred Stock that is issued on the Original Issue Date. The semi-annual dividend payment due on May 31, 2000 (i) may be paid as a PIK Dividend in respect of the six-month period commencing December 1, 1999 and ending immediately before the second anniversary of the Original Issue Date, and (ii) shall be paid in cash for the dividend for the period commencing on such second anniversary and ending on May 31, 2000. The PIK Dividend paid to any holder of Series B Preferred Stock may include the issuance of a single fractional share of Series B Preferred Stock, which fractional share shall have the proportional powers, preferences, rights an privileges of a whole share of Series B Preferred Stock.

            (b)   Priority.

                  (i) During the PIK Period, no cash dividends shall be paid or declared on any Junior Stock.

                  (ii) Unless full dividends on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart in trust for the benefit of the holders of the Series B Preferred Stock, (1) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made, on any Junior Stock, and (2) no shares of Junior Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors or employees of or consultants or advisers to the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including without limitation the termination of employment by or service to the Corporation or any Subsidiary; and provided further, however, that without the approval, by vote or written consent, of the Holders of a Majority of the Series B Preferred Stock the total amount applied to the repurchase of shares of Common Stock shall not exceed $50,000 during any twelve-month period.

            (c) Additional Dividends. After cumulative dividends on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been declared and paid or set apart, subject to
Section 8(d) , if the Board shall elect to declare additional dividends, such additional dividends shall be declared and paid as follows:

                  (i) First, to the holders of the Series A Preferred Stock, in amounts to the extent necessary to cure any arrearage in the payment of dividends thereon as provided in the Series A Certificate of Designation; and

                  (ii) Second, in equal amounts per share on all shares of Series B Preferred Stock and Common Stock, but with each share of Series B Preferred Stock being entitled to dividends based upon the number of shares of Common Stock into which such share of Series B Preferred Stock could be converted, pursuant to Section 7 at the record date for the determination of stockholders entitled to receive such dividend or, if no such record date is established, on the date such dividend is declared.

      Section 3.  Liquidation Rights of Series B Preferred Stock.

            (a) Series B Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Junior Stock, an amount equal to the Investment Value per share on the date of payment. If upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series B Preferred Stock under this Section 3(b) shall be insufficient to permit the payment to such stockholders of the full preferential amounts specified in the immediately preceding sentence, then all of the assets of the Corporation to be distributed shall be distributed ratably to the holders of the Series B Preferred Stock on the basis of the number of shares of Series B Preferred Stock held.

            (b) Series A Preferred Stock Preference. After the payment or distribution to the holders of the Series B Preferred Stock of the full preferential amounts aforesaid, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock the amount specified in Section 6 of the Series A Certificate of Designation. If upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock under this Section 3(b) shall be insufficient to permit the payment to such stockholders of the full preferential amounts specified in Section 6 of the Series A Certificate of Designation, then after the holders of the Series B Preferred Stock have received payment of the full preferential amount that is required under Section 3(a), all of the remaining assets of the Corporation to be distributed shall be distributed ratably to the holders of the Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock held.

            (c) Remaining Assets. After the payment or distribution to the holders of the Series B Preferred Stock and the Series A Preferred Stock of the full preferential amounts aforesaid, the holders of the Common Stock shall be entitled to receive $5.00 per share, and after the payment of such amount, if there are any remaining assets available for distribution to the stockholders of the Corporation, the holders of the Series B Preferred Stock and Common Stock then outstanding shall be entitled to receive ratably all remaining assets of the Corporation to be distributed, but with all holders of shares of Series B Preferred Stock treated (for this purpose only ) as if they had converted their shares of Series B Preferred Stock into Common Stock pursuant to Section 7.

      Section 4.  Merger, Consolidation.

            (a)   At any time, in the event of:

                  (1) any consolidation or merger of the Corporation with or into any other corporation or other Person, or any other corporate reorganization or transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred, or

                  (2) a sale or other disposition of all or substantially all of the assets of the Corporation, then:

                        (A) first, the holders of the Series B Preferred Stock shall receive for each share of such stock, in cash or in securities (including, without limitation, debt securities) received from the acquiring corporation, or a combination thereof, at the closing of any such transaction, an amount equal to the Investment Value per share on the date of full payment;

                        (B) second, in the case of a sale or disposition described in the introductory clause of this clause (2), the holders of the Series A Preferred Stock shall receive the amount specified in Section 6 of the Series A Certificate of Designation;

                        (C) third, holders of the Common Stock shall be entitled to receive $5.00 per share; and

                        (D) after (i) the payment or distribution to the holders of the Series B Preferred Stock of the full preferential amounts stated in Section 4(a)(2)(A), (ii) payment to the Series A Preferred Stock of the amount required by Section 6 of the Series A Certificate of Designation in accordance with Section 4(a)(2)(B) hereof, and (iii) the payment or distribution to the holders of the Common Stock of the full amounts stated in
Section 4(a)(2)(C) , the remaining proceeds of such transaction shall be distributed as a Shared Allocation (as defined in Section 4(b)).

            Such payments shall be made with respect to the Series B Preferred Stock and Common Stock by (i) redemption or purchase of such shares by the Corporation or (ii) purchase or acquisition of such shares by the surviving or acquiring Person or by the Corporation. Before any payment or distribution is made to the holders of the Junior Stock, the full preferential amount stated in
Section 4(a)(2)(A) shall first be paid to the holders of the Series B Preferred Stock. In the event the full amount of such payment is not paid to the holders of the Series B Preferred Stock upon or immediately prior to such transaction in accordance herewith, then all cash and securities (including, without limitation, debt securities) to be distributed in respect of the proposed transaction shall be distributed ratably among the holders of the Series B Preferred Stock.

            (b) "Shared Allocation" shall mean that the holders of Series B Preferred Stock and Common Stock shall share the remaining consideration to be paid by the acquiring Person in such transaction in the same proportion as the number of shares of outstanding Common Stock and Common Stock issuable upon the conversion of outstanding Series B Preferred Stock then held by each of them bears to the total number of shares of outstanding Common Stock and the total number of shares of Common Stock issuable upon conversion of all outstanding Series B Preferred Stock.

            (c) Any securities or other property to be delivered to the holders of the Series B Preferred Stock or Junior Stock pursuant to Section 4(a) shall be valued as follows:

                  (1) Securities not subject to Securities Act of 1933 or other similar restrictions on free marketability:

                        (A) If listed on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 20 consecutive trading days ending one trading day prior to the closing; if no sale occurs on a trading day, the mean between the closing bid and asked prices on such exchange on such trading day shall be substituted for the closing price on such trading day;

                        (B) If not listed on a national securities exchange, but quoted on the Nasdaq National Market, the value shall be deemed to be the average of the closing prices (or, if the securities are not quoted on the Nasdaq National Market but are regularly quoted on another NASD quotation system and there is an active public market for the securities, the mean between the highest bid and lowest asked prices) over the 20 consecutive trading days ending one trading day prior to the closing; and

                        (C) If the securities are not listed on a national securities exchange or quoted on the Nasdaq National Market and are either not otherwise quoted on a NASD quotation system or there is no active public market therefor, the value shall be the fair market value thereof, as mutually determined by the Corporation and the Holders of a Majority of the Series B Preferred Stock.

                  (2) The method of valuation of securities subject to Securities Act of 1933 or other restrictions on free marketability shall be to make appropriate discount from the market value determined as above in paragraph (1)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the Holders of a Majority of the Series B Preferred Stock.

                  (3) All other securities or other property shall be valued at the fair market value thereof, as mutually determined by the Corporation and the Holders of a Majority of the Series B Preferred Stock.

                  (4) If the Holders of a Majority of the Series B Preferred Stock and the Corporation are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment banking firm selected by the Board and the Holders of a Majority of the Series B Preferred Stock (or, if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules). The cost of such valuation and, if required, action by the American Arbitration Association shall be borne by the Corporation.

            (d) In the event the requirements of Section 4(a) are not complied with, the Corporation shall forthwith either:

                  (1) Cause such closing to be postponed until such time as the requirements of this Section 4 have been complied with; or

                  (2) Cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(e) .

            (e) The Corporation shall give each holder of record of Series B Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the anticipated closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than thirty (30) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the Holders of a Majority of the Series B Preferred Stock.

            (f) The provisions of this Section 4 are in addition to the protective provisions of Section 8 .

      Section 5.  Redemption.

            (a) Restriction on Redemption and Purchase. Except as expressly provided in this Section 5, the Corporation shall not have the right to purchase, call, redeem or otherwise acquire for value any or all of the Series B Preferred Stock.

            (b) Optional Redemption. At any time after the third anniversary of the Original Issue Date the Corporation may, at its option, redeem the Series B Preferred Stock in whole, but not in part, at the Optional Redemption Price hereinafter specified; provided, however, that the Corporation shall not be entitled to redeem Series B Preferred Stock or give notice of any redemption unless (i) the Corporation has sufficient and lawful funds to redeem all of the then outstanding Series B Preferred Stock, and (ii) the Optional Redemption Price is paid in full during the thirty (30)-day period immediately following a period of thirty (30) consecutive trading days during which on each such day the Common Stock's Fair Market Value is at least 200% of the then Conversion Price of the Series B Preferred Stock. The date on which the Series B Preferred Stock is to be redeemed pursuant to this Section 5(b) is herein called the "Optional Redemption Date."

            (c)   Mandatory Redemption.

                  (1) The Corporation shall redeem the number of shares of Series B Preferred Stock as indicated below on the dates indicated in the following table (each a Mandatory Redemption Date"), at the Mandatory Redemption Price hereinafter specified (a "Mandatory Redemption"):

          1,250 shares               First Business Day of April, 2004
          1,250 shares               First Business Day of April, 2005

                  (2) If the funds of the Corporation legally available for redemption of Series B Preferred Stock on a Mandatory Redemption Date are insufficient to redeem the number of shares to be redeemed pursuant to this subsection (c) on such date, those funds which are legally available will be used to redeem the maximum possible number of shares among the holders of the Series B Preferred Stock ratably on the basis of the number of shares of Series B Preferred Stock held. At the earliest time thereafter when additional funds of the Corporation are legally available for redemption of Series B Preferred Stock in the manner provided above, such funds will be immediately used to redeem the balance of the Series B Preferred Stock which the Corporation has become obligated to redeem on such Mandatory Redemption Date but which it has not yet redeemed.

                  (3) If fewer than all shares of Series B Preferred Stock are being redeemed, the redemption will be made ratably among all holders in proportion to the number of shares of Series B Preferred Stock held.

            (d)   Redemption Price.

                  (i)   (A)   The Optional Redemption Price of the Series B
Preferred Stock (the "Optional Redemption Price") shall be the sum of (A) the Investment Value per share, plus (B) the Redemption Premium.

                        (B) "Redemption Premium" shall mean, with respect to a holder of Series B Preferred Stock, a sum sufficient to pay such holder of the Series B Preferred Stock a 20% IRR taking into consideration the following:
(1) treating as a cash outflow such holder's payment of the original purchase price of the Series B Preferred Stock on the Closing Date (as defined in the Purchase Agreement), (2) treating each PIK Dividend received by the holder as a cash inflow and outflow on the applicable Dividend Reference Date of $1,000 per whole share of Series B Preferred Stock received in such PIK Dividend (with a ratable adjustment for fractional shares), (3) treating as a cash inflow cash dividends on the Series B Preferred Stock actually received by the holder on the date of such receipt, (4) treating as a cash inflow on the date of receipt the net sales price received by such holder for any Common Stock that is issued upon conversion of Series B Preferred Stock and actually sold by such holder, and (5) treating as a cash inflow receipt of the Optional Redemption Price on the date of full payment to such holder.

                  (ii) The Mandatory Redemption Price of the Series B Preferred Stock (the "Mandatory Redemption Price") shall be the Investment Value per share. As used herein, "Redemption Price" shall mean either the Optional Redemption Price or the Mandatory Redemption Price, whichever shall be applicable.

            (e) Redemption Notice. The Corporation shall, not less than thirty (30) days nor more than sixty (60) days prior to the Optional Redemption Date and each Mandatory Redemption Date (a "Redemption Date"), give written notice ("Redemption Notice") to each holder of record of Series B Preferred Stock to be redeemed. The Redemption Notice shall state:

                  (1) That all or a specified number of the outstanding shares of Series B Preferred Stock are to be redeemed and the total number of shares being redeemed;

                  (2) The number of shares of Series B Preferred Stock held by the holder which the Corporation will redeem;

                  (3) The Redemption Date, Redemption Price and, in the case of an Optional Redemption, the calculation of the Optional Redemption Price;

                  (4) That the holder's right to convert the Series B Preferred Stock will terminate on the Redemption Date; and

                  (5) The time, place and manner in which the holder is to surrender to the Corporation the certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

            (f) Payment of Redemption Price and Surrender of Stock. On the Redemption Date, the Redemption Price of the Series B Preferred Stock scheduled to be redeemed or called for redemption shall be payable to the holders of the Series B Preferred Stock. On or before the Redemption Date, each holder of Series B Preferred Stock to be redeemed, unless the holder has exercised its right to convert the shares as provided in Section 7, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

            (g) Termination of Rights. If the Redemption Notice is duly given, and if at least ten (10) days prior to the Redemption Date the Redemption Price is either paid or made available for payment through the arrangement specified in subsection (h) below, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called or scheduled for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, except only (i) the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor or (ii) the right to receive Common Stock plus dividends upon exercise of the conversion rights provided in Section 7 on or before the Redemption Date.

            (h) Deposit of Funds. At least ten (10) days prior to the Redemption Date, the Corporation shall deposit with any bank or trust company in Washington, D.C., having a capital and surplus of at least $1 billion as a trust fund, a sum equal to the aggregate Redemption Price of all shares of the Series B Preferred Stock scheduled to be redeemed or called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment of the shares to their holders, and from and after the date of such deposit (even if prior to the Redemption Date), the shares shall be deemed to be redeemed and no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except the right to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor and the right to convert such shares and receive accrued and unpaid dividends as provided in Section 7 . Any monies so deposited and unclaimed at the end of six months from the Redemption Date shall be released or repaid to the Corporation, after which the holders of shares called for redemption shall be entitled to receive payment of the Redemption Price only from the Corporation.

      Section 6.  Voting Rights.

            (a) Series B Preferred Stock. Each holder of shares of Series B Preferred Stock shall be entitled to vote on all matters and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series B Preferred Stock could be converted, pursuant to the provisions of Section 7, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

            (b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

            (c) Authorized Directors and Class Voting Rights of Series B Preferred Stock and Common Stock; Compensation Committee.

                  (1) The Corporation shall have seven (7) authorized directors. Subject to subsection (d) of this Section 6, the holders of the Series B Preferred Stock, as a class, shall be entitled to elect one (1) director, and the holders of all other Voting Stock, as a class, shall be entitled to elect the remaining members of the Board.

                  (2) The Board shall establish a compensation committee of three directors (the "Compensation Committee"), one member of which shall be selected by the Holders of a Majority of the Series B Preferred Stock, and the other two members of which shall be selected by the Board. All action taken by the Compensation Committee shall require the unanimous vote or written consent of all of the three members. All matters affecting compensation of any officer or director of the Corporation or any Subsidiary or any employee of or consultant or advisor to the Corporation or any Subsidiary whose annual base compensation is at least $50,000 shall require approval of the Compensation Committee in order to be effective. No option or warrant to purchase Common Stock, stock appreciation right, phantom stock (or similar payment) or stock issuance to any officer, director or employee of the Corporation shall be granted, effected, modified or accelerated unless the same has been approved by the Compensation Committee. In addition, the Compensation Committee shall have the exclusive authority to administer and take all action permitted or required to be taken by the Board or any committee of the Board under all stock option plans of the Corporation and under any other plan or arrangement that provides for the issuance of Common Stock, stock appreciation rights, phantom stock or other similar benefits to any employee of or any advisor or consultant to the Corporation or any Subsidiary.

            (d) Special Voting Rights of Series B Preferred Stock in Case of Certain Events. If

                  (i) the Corporation shall have failed to make or pay in full any single PIK Dividend within five (5) days after the applicable Dividend Reference Date, or

                  (ii) the Corporation shall have failed to pay in full any four semi-annual cash dividends (other than during and in respect of the PIK Period), whether or not consecutive, within five (5) days after the applicable Dividend Reference Date (whether or not the Corporation has adequate lawful funds for the payment thereof) and all dividends in arrears have not been paid in full, or

                  (iii) the Corporation shall have failed to redeem and
            pay the full Redemption Price of all Series B Preferred Stock that it has become obligated hereunder to redeem (whether or not such redemption is or would be lawful),

                  (iv) the Corporation shall have taken any action specified in Section 8 without first obtaining the written consent of the Holders of a Majority of the Series B
            Preferred Stock, or

                  (v) at a time when the holders of the Series B Preferred Stock have the right to elect one director, a vacancy exists in such director position and the Board has not elected the person designated in writing by the Holders of a Majority of the Series B Preferred Stock to fill this vacancy within 10 days after such written designation has been given to the Corporation,

            (any of the foregoing events being herein called a "Voting Switch Event"),

the holders of the Series B Preferred Stock shall, immediately upon the giving of written notice to the Corporation by any holder of Series B Preferred Stock, be entitled to elect the smallest number of directors which shall constitute a majority of the authorized number of directors of the Corporation, and the holders of all other shares of Voting Stock, as a class, shall be entitled to elect the remaining members of the Board. Whenever the holders of the Series B Preferred Stock shall be entitled to elect directors as provided in this subsection (d), the holders of the Series B Preferred Stock may call a special meeting of stockholders and shall have access to the stock books and records of the Corporation for such purpose. At any such meeting, or at any other meeting held while the holders of the Series B Preferred Stock have the voting power described in this subsection (d), the Holders of a Majority of the Series B Preferred Stock, present in person or by proxy, shall be sufficient to constitute a quorum for the election of directors as herein provided. At such meeting or, if no such special meeting shall have been called, then at the next annual meeting of the stockholders, the holders of the Series B Preferred Stock shall be entitled to elect a majority of the directors of the Corporation, and the holders of all other shares of Voting Stock, as a class, shall be entitled to elect the remaining members of the Board. Upon the election by the holders of Series B Preferred Stock of a majority of the directors, the terms of office of all persons who were theretofore directors of the Corporation shall forthwith terminate, whether or not the holders of the other shares of Voting Stock shall then have elected the remaining directors of the Corporation.

            (e) Divestment of Special Voting Rights of Series B Preferred Stock. When the Corporation has cured or eliminated all Voting Switch Events to the reasonable satisfaction of the Holders of a Majority of the Series B Preferred Stock, then the holders of the Series B Preferred Stock shall be divested of the voting rights specified in Section 6(d). These voting rights shall again accrue to the holders of Series B Preferred Stock as and when provided in Section 6(d). Upon the termination of any such voting rights as hereinabove provided, the Board shall call a special meeting of the stockholders at which all directors will be elected, and the terms of office of all persons who are then directors of the Corporation shall terminate immediately upon the election of their successors.

            (f) Vacancies. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series B Preferred Stock pursuant to subsection (c) or (d) of this Section 6, the remaining director or directors so elected by the holders of the Series B Preferred Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is only one such director), elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series B Preferred Stock, or any director so elected as provided in the immediately preceding sentence, shall be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the Holders of a Majority of the Series B Preferred Stock.

      Section 7. Conversion. The holders of Series B Preferred Stock shall have the following conversion rights:

            (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at any time at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock.

            (b) Conversion Price. The Series B Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) in effect at the time of conversion into $1,000 for each share of Series B Preferred Stock being converted. The Conversion Price shall be $5.00, subject to adjustment from time to time as provided below (the "Conversion Price").

            (c) Mechanics of Conversion. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, if the Corporation is legally or financially unable to pay such dividends in cash, Common Stock (valued at the Designated Common Stock's Fair Market Value at the time of surrender), all accumulated, accrued and unpaid dividends on the shares of Series B Preferred Stock being converted, whether or not earned or declared, to and including the time of conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Series B Preferred Stock to be converted, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

            (d) Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time effects a stock split or otherwise subdivides the outstanding Common Stock into a greater number of shares, the Conversion Price then in effect immediately before that stock split or subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time effects a reverse stock split or otherwise combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before the combination or reverse stock split shall be proportionately increased. Any adjustment under this subsection (d) shall become effective at the close of business on the date the stock split, subdivision, reverse stock split or combination becomes effective.

            (e) Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection (e) as of the time of actual payment of such dividends or distributions.

            (f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 7 with respect to the rights of the holders of the Series B Preferred Stock.

            (g) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 7), then and in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

            (h) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section
7) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made sothat the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of the Series B Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as may be practicable.

            (i)   Sale of Shares Below Conversion Price.

                  (1) If at any time or from time to time the Corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in subsection (e) above and other than upon a subdivision or combination of shares of Common Stock as provided in subsection (d) above, for an Effective Price (as hereinafter defined) less than the then existing Conversion Price, then and in each such case the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, as follows:

                       (I) if such issuance or deemed issuance occurs during the twelve-month period immediately following the Original Issue Date and constitutes a Financing Transaction (as hereinafter defined), the Conversion Price shall be reduced to the Effective Price at which the Additional Shares of Common Stock were issued or deemed to have been issued; and

                        (II) if such issuance or deemed issuance occurs during the twelve-month period immediately following the Original Issue Date and does not constitute a Financing Transaction or occurs after the twelve-month period immediately following the Original Issue Date, the Conversion Price shall be reduced to a price determined by multiplying that Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding at the close of business on the day next preceding the date of such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, plus (C) the number of shares of Common Stock into which all outstanding shares of Series B Preferred Stock are convertible at the close of business on the date next preceding the date of such issue or sale, plus (D) the number of shares of Common Stock into which all outstanding shares of Series A Preferred Stock are convertible at the close of business on the date next preceding the date of such issue or sale, plus (E) the number of shares of Common Stock underlying all Other Securities (as hereinafter defined) at the close of business on the date next preceding the date of such issue or sale, and (ii) the denominator of which shall be (A) the number of shares of Common Stock outstanding at the close of business on the date of such issue or sale after giving effect to such issue of Additional Shares of Common Stock, plus (B) the number of shares of Common Stock into which the outstanding shares of all Series B Preferred Stock are convertible at the close of business on the date next preceding the date of such issue or sale, plus (C) the number of shares of Common Stock into which all outstanding shares of Series A Preferred Stock are convertible at the close of business on the date next preceding the date of such issue or sale, plus (D) the number of shares of Common Stock underlying the Other Securities at the close of business on the date next preceding the date of such issue or sale.

"Financing Transaction" means any transaction or series of related transactions in which Additional Shares of Common Stock are issued or sold, or are deemed to have been issued or sold, for at least $250,000 in the aggregate.

                  (2) For the purpose of making any adjustment required under this subsection (i), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash be computed at the amount of cash received by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options, and (D) be computed after reduction for all expenses payable by the Corporation in connection with such issue or sale.

                  (3) For the purpose of the adjustment required under this subsection (i), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into or exchangeable for, Additional Shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price then in effect, then in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise, conversion or exchange thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof. No further adjustment of the Conversion Price, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion or exchange of any such Convertible Securities. If any such rights or options or the conversion or exchange privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion or exchange of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities.

                  (4) For the purpose of the adjustment required under this subsection (i), if the Corporation issues or sells, or is deemed by the express provisions of this subsection to have issued or sold, any rights or options for the purchase of Convertible Securities and if the Effective Price of the Additional Shares of Common Stock underlying such Convertible Securities is less than the Conversion Price then in effect, then in each such case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion or exchange of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options and plus the minimum amount of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange of such Convertible Securities. No further adjustment of the Conversion Price, adjusted upon the issuance of such rights or options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion or exchange of such Convertible Securities. The provisions of paragraph (3) above for the readjustment of the Conversion Price upon the expiration of rights or options or the rights of conversion or exchange of Convertible Securities shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this paragraph (4).

                  (5) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation on or after the Original Issue Date, whether or not subsequently reacquired or retired by the Corporation, other than (i) shares of Common Stock issued upon conversion of the Series B Preferred Stock, and (ii) shares of Common Stock issued upon conversion of the Series A Preferred Stock in accordance with the Series A Certificate of Designation, (iii) shares of Common Stock issued upon exercise of the Dividend Warrants, and (iv) shares of Common Stock issued to ULLICO upon the exercise of the warrants issued pursuant to Section 1(b)(i) of the Purchase Agreement. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this subsection (i), into the aggregate consideration received, or deemed to have been received, by the Corporation for such issue under this subsection
(i), for such Additional Shares of Common Stock. "Other Securities" with respect to an issue or sale of Additional Shares of Common Stock shall mean (1) Convertible Securities and (2) Warrants issued to ULLICO pursuant to Section 1(b)(i) of the Purchase Agreement; "the number of shares of Common Stock underlying Other Securities" on a particular date shall mean the number of shares of Common Stock issuable upon the exercise, conversion or exchange, as the case may be, of such Other Securities at the close of business on such date.

                  (6) Any reduction in the conversion price of any Convertible Security, whether outstanding on the Original Issue Date or thereafter, or the subscription price of any option, warrant or right to purchase Common Stock or any Convertible Security (whether such option, warrant or right is outstanding on the Original Issue Date or thereafter), to an Effective Price less than the then Conversion Price shall be deemed to be an issuance of such Convertible Security and all such options, warrants or subscription rights at such new subscription price, and the provisions of
Section 6(i)(3) and (4) shall apply thereto mutatis mutandis.

            (j) Accountants' Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred Stock, the Corporation, at its expense, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the books of the Corporation) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series B Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Price at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred Stock.

            (k) Notices of Record Date. In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any transfer of all or substantially all of the assets of the Corporation to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

            (l)   Automatic Conversion.

                  (1) Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock based on the then effective Conversion Price upon the receipt by the Corporation of a written notice from the Holders of a Majority of the Series B Preferred Stock electing unconditionally to convert their shares of Series B Preferred Stock.

                  (2)   Upon the occurrence of the event specified in paragraph
(1) above the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series B Preferred Stock, the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series B Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, if the Corporation does not have available adequate lawful funds therefor, Common Stock (taken at the Designated Common Stock's Fair Market Value as of the date of such conversion) all accrued and unpaid dividends on the shares of Series B Preferred Stock being converted, whether or not earned or declared, to and including the date of such conversion.

            (m) Fractional Shares. Fractional shares of Common Stock otherwise issuable upon conversion of shares of Series B Preferred Stock held by a single holder shall be aggregated into whole shares and issued to such holder. Otherwise, no fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. Except as provided above, in lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the Common Stock's Fair Market Value on the date of conversion.

            (n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (o) Notices. Any notice required or permitted by this Section 7 or any other provision of this Certificate of Designation to be given to a holder of Series B Preferred Stock or to the Corporation shall be in writing and be deemed given upon the earlier of actual receipt or three (3) days after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed (i) to each holder of record at the address of such holder appearing on the books of the Corporation, or (ii) to the Corporation at 46 Old Flat River Road, Coventry, Rhode Island 02816, or (iii) to the Corporation or any holder, at any other address specified in a written notice given to the other for the giving of notice.

            (p) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, including without limitation any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

            (q) No Dilution or Impairment. The Corporation shall not amend its certificate of incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against dilution or other impairment.

      Section 8. Restrictions and Limitations. So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, without the prior vote or written consent by the Holders of a Majority of the Series B Preferred Stock:

            (a) Redeem, purchase or otherwise acquire for value any share or shares of Series B Preferred Stock, otherwise than by redemption in accordance with Section 5, or any warrant, option or right to purchase any Series B Preferred Stock;

            (b) Purchase, redeem or otherwise acquire for value (or pay into or set aside as a sinking fund for such purpose) any Junior Stock or any warrant, option or right to purchase any Junior Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors or employees of or consultants or advisers to the Corporation or any Subsidiary pursuant to agreements approved by the Compensation Committee under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment by or service to the Corporation or any Subsidiary; and provided further, however, that without the approval, by vote or written consent, of the Holders of a Majority of the Series B Preferred Stock, the total amount applied to the repurchase of shares of Common Stock shall not exceed $50,000 during any twelve-month period;

            (c) Authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series B Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise; for purposes of this subsection, a senior equity security shall include any Indebtedness convertible into or exchangeable for shares of capital stock of the Corporation or any Indebtedness issued with (i) shares of capital stock of the Corporation or (ii) warrants or other rights to purchase capital stock of the Corporation or Convertible Securities;

            (d) Declare or pay any dividends on or declare or make any other distribution (other than a dividend payable solely in shares of Common Stock), direct or indirect, on account of the Junior Stock or set apart any sum for any such purpose, unless all of the following conditions are satisfied: (i) such dividend or distribution is declared and made after the PIK Period, (ii) at the time of both the declaration and payment of such dividend or distribution, the Corporation has paid in full all semi-annual dividends that have accrued on the Series B Preferred Stock and cash in the amount of the next two semi-annual dividends on the Series B Preferred Stock has been set aside in a bank trust account for the benefit of the holders of the Series B Preferred Stock for the payment of such dividends, (iii) such dividend and distribution do not exceed 25% of the net income of the Corporation for the four fiscal quarters of the Corporation immediately preceding the declaration of such dividend or distribution, (iv) immediately after giving effect to the payment of such dividend or distribution, (A) the ratio of current assets of the Corporation to current liabilities of the Corporation is at least 1.25 to 1, (B) the ratio of total Indebtedness of the Corporation to stockholders' equity of the Corporation is no greater than 1.5 to 1, and (C) the stockholders' equity of the Corporation is at least 150% of the sum of (1) the aggregate Liquidation Amount of all outstanding Series B Preferred Stock (computed as of the date of declaration and including all accrued and unpaid dividends, whether or not earned or declared, accruing from and after the most recent Dividend Reference
Date), plus (2) the Liquidation Value of all outstanding Series A Preferred Stock (as defined in the Series A Certificate of Designation) plus all accrued an unpaid dividends thereon and (iv) the Corporation shall have delivered to the holders of the Series B Preferred Stock a certificate signed by its chief executive officer and chief financial officer stating that all of the foregoing conditions have been satisfied;

            (e) Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any of its Subsidiaries, or any consolidation or merger involving the Corporation or any of its Subsidiaries, or any reclassification or other change of any stock, or any recapitalization, or any dissolution, liquidation, or winding up of the Corporation or, unless the obligations of the Corporation under an agreement are expressly conditioned upon the requisite approval of the Holders of a Majority of the Series B Preferred Stock as provided for herein, make any agreement or become obligated to do so;

            (f) Effect any sale, transfer, assignment, license or sublicense of any patent, copyright, trademark, trade name, software or other intellectual property that is used or developed by the Corporation and is material to the conduct of its business;

            (g) Permit any Subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly-owned Subsidiary, any stock or other equity securities of such Subsidiary;

            (h) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock or Series A Preferred Stock;

            (i) Amend its certificate of incorporation or this Certificate of Designation or the Series A Certificate of Designation or any other certificate of designation filed pursuant to Section 151 of the Delaware General Corporation Law or amend or repeal its bylaws.

            (j) Take any action which would result in taxation of the holders of Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986 (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended);

            (k)   Incur, assume or suffer to exist any Indebtedness other than
(i) Indebtedness in existence on the Original Issue Date, (ii) (for the avoidance of doubt) trade accounts payable that arise in the usual and ordinary course of business, and (iii) short-term Indebtedness that does not exceed $250,000 at any time incurred pursuant to a working capital line of credit from a commercial lender that does not allow borrowings (together with reimbursement obligations in respect of letters of credit) to exceed $250,000 at any time;

            (l) Guarantee or otherwise become contingently obligated for the payment of any Indebtedness of any Person (other than a wholly-owned Subsidiary);

            (m) Enter into or carry out any agreement or transaction that would conflict with the Corporation's obligations to the holders of the Series B Preferred Stock;

            (n) Enter into or carry out any transaction with any of its officers, directors or employees (having annual base compensation of at least $50,000) or any holder of at least 1% of the outstanding Common Stock (or warrants, options or rights to purchase such Common Stock), or any Affiliate of any such officer, director, employee or holder; provided, however, that compensation matters which are the province of the Compensation Committee are not encompassed by this Section 8(n).

      Section 9. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.


                 [SIGNATURE PAGE OF CERTIFICATE OF DESIGNATION]


      IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under penalty of perjury this 7th day of April, 1998.


                                      JD AMERICAN WORKWEAR, INC.



                                      By: /s/ DAVID DEBAENE
                                          _____________________________________
                                          David DeBaene, President


                                      CORPORATE SEAL


                                      ATTEST:


                                      /s/ ANTHONY SANTUCCI
                                      _________________________________________
                                      Anthony Santucci, Chief Financial Officer


                           CERTIFICATE OF CORRECTION
                                       OF

                           CERTIFICATE OF DESIGNATION
                                       OF
              SERIES B 12% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       OF

                           JD AMERICAN WORKWEAR, INC.


It is hereby certified that:

      1. The name of the corporation (hereinafter called the "corporation") is JD American Workwear, Inc.

      2. The Certificate Of Designation Of Series B 12% Cumulative Convertible Preferred Stock of the corporation, which was filed by the Secretary of State of Delaware on April 9, 1998, is hereby corrected.

      3. The inaccuracy to be corrected in said instrument is as follows: the number of shares constituting the Series B 12% Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") contained in clause II of the Resolution set forth under the Second paragraph of said instrument was "3,950," and this number of shares of Series B Preferred Stock should have been stated as "3,200."

      4.    The portion of the instrument in corrected form is as follows:

            "II. Number of Shares.The number of shares constituting the Series B Preferred Stock shall be and the same are hereby fixed at 3,200."


Signed on this 13th day of April, 1998.


                                         /s/ DAVID N. DEBAENE
                                         --------------------------------------
                                         David N. DeBaene
                                         President, Chief Executive Officer and
                                         Chairman of the Board of Directors